EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Cooper Tire & Rubber Company for the registration of common stock and to the incorporation by reference therein of our reports dated March 2, 2010, with respect to the consolidated financial statements and schedule of Cooper Tire & Rubber Company, and the effectiveness of internal control over financial reporting of Cooper Tire & Rubber Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Toledo, Ohio
May 11, 2010